United States securities and exchange commission logo





                     August 19, 2020

       Matthew C. Liuzzi
       Vice President, Chief Financial Officer and Treasurer
       USA Compression Partners, LP
       111 Congress Avenue
       Suite 2400
       Austin, TX 78701

                                                        Re: USA Compression
Partners, LP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 18,
2020
                                                            File No. 001-35779

       Dear Mr. Liuzzi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation